Exhibit (g)(1)

MANAGEMENT AGREEMENT

TO:	Princeton Fund Advisors, LLC (“you” or the “Adviser”)

8000 Norman Center Drive, Suite 630

Minneapolis, MN 55437

Dear Sirs:

The Ellington Income Opportunities Fund (the “Fund” or the “Trust”) herewith confirms our agreement with you.

The Trust has been organized to engage in the business of a closed-end management investment company under the laws of the State of Delaware. The Trust expects to offer multiple classes of shares to investors (subject to the receipt of appropriate exemptive relief from the Securities and Exchange Commission (“SEC”)).

The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company and desires to retain you as investment adviser to furnish certain investment advisory and portfolio management services to the Fund, and you are willing to furnish these services.

You have been selected to act as the sole investment manager for, and to manage all of the assets of, the Fund, whether held directly or through one or more of the Fund’s wholly-owned subsidiaries (the formation of which is subject to the approval of the Fund) (the “Assets”) and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. You further represent and warrant that you are an investment adviser registered under the Investment Advisers Act of 1940, as amended. Accordingly, the Trust agrees with you as follows effective upon the date of the execution of this Agreement.

1. ADVISORY SERVICES

(a) Subject to the supervision of the Board of Trustees of the Trust (the “Board”), you will provide or arrange to be provided to the Fund such investment advice as you in your discretion deem advisable and will furnish or arrange to be furnished a continuous investment program for the Fund consistent with the Fund’s investment objective and policies. You will determine or arrange for others to determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. You will furnish such reports, evaluations, information or analyses to the Trust as the Board of Trustees of the Trust may request from time to time or as you may deem to be desirable. You also will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Trust. You may delegate any of the responsibilities, rights or duties described above to one or more persons, provided you notify the Trust and agree that such delegation does not relieve you from any liability hereunder. In furtherance of and subject to the foregoing, you will have full power and authority on behalf of the Fund, among other matters:

(1)	to purchase, sell, exchange, trade and otherwise deal in and with securities and other property of the Fund and to loan securities of the Fund;

(2)

to do any and all acts and exercise all rights with respect to the Fund’s interest in any person, firm, corporation, partnership, subsidiary or other entity, including, without limitation, exercise options, conversion privileges, rights to subscribe to additional shares or other rights acquired with respect to the Assets and may, but is not required to, consent to or participate in dissolutions, bankruptcies, claims in settled class actions, reorganizations, consolidations, mergers, sales, leases, mortgages, transfers or other changes affecting the Assets (as described in the Fund’s confidential offering memorandum as currently used for prospective investors in private placement investments in the Fund (the “Memorandum”) and currently effective prospectus and statement of additional information filed with the SEC on Form N-2 (collectively with the Memorandum, the “Offering Documents”))

(3)	take all actions on behalf of any subsidiary of the Fund as the Adviser is authorized to take on behalf of the Fund pursuant to this Agreement;

(4)

enter into on behalf of the Fund and its subsidiaries such bank account, trading account or other account opening documents, trading agreements and arrangements as, in the case of each of (3)—(4) the Adviser shall determine in its sole discretion is appropriate to facilitate the Fund’s trading and investing activities;

(5)

to borrow from banks or other financial institutions and to pledge Fund assets as collateral therefor, to trade on margin, to exercise or refrain from exercising all rights regarding the Fund’s investments, and to instruct custodians regarding the settlement of transactions, the disbursement of payments to the shareholders of the Fund (“Shareholders”) with respect to repurchases of Shares in the Fund, and the payment of Fund expenses;

(6)	to call and conduct meetings of Shareholders at the Fund’s principal office or elsewhere as it may determine and to assist the Board in calling and conducting meetings of the Board;

(7)

to engage and terminate such attorneys, accountants and other professional advisers and consultants as the Adviser may deem necessary or advisable in connection with the affairs of the Fund or as may be directed by the Board;

(8)	as directed by the Board, to commence, defend and conclude any action, suit, investigation or other proceeding that pertains to the Fund or any assets of the Fund;

(9)

if directed by the Board, to arrange for the purchase of (A) one or more “key man” insurance policies on the life of any principal of a member of the Adviser, the benefits of which are payable to the Fund, or (B) any insurance covering the potential liabilities of the Fund or relating to the performance of the Board or the Adviser, or any of their respective principals, trustees, officers, members, employees and agents; and

(10)

to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in such activities and transactions as are, in the opinion of the Adviser, necessary and appropriate for the conduct of the business of the Fund without the act, vote or approval of any Shareholders or person.

(b) You agree to provide certain management and administrative services to the Fund. These services shall include:

(1)	the provision of administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

(2)	the general supervision of the entities which are retained by the Fund to provide administrative services and custody services to the Fund;

(3)	the handling of Investor inquiries regarding the Fund and providing Shareholders with information concerning their investment in the Fund;

(4)	monitoring relations and communications between Shareholders and the Fund;

(5)	overseeing the drafting or updating of disclosure documents relating to the Fund and assisting in the provision of all offering materials to Shareholders;

(6)	maintaining and updating Investor information, such as change of address and employment;

(7)	any subscription applications or documentation (as defined in the Offering Documents) and confirming the receipt of such applications and funds;

(8)	issuing instruments certifying Investor ownership in the Fund;

(9)	coordinating and organizing meetings of the Board;

(10)	preparing materials and reports for use in connection with meetings of the Board;

(11)	preparing and filing any required tax or information returns; and

(12)	reviewing and approving all regulatory filings required under applicable law.

Notwithstanding your appointment to provide services hereunder, the Board shall remain responsible for supervising the management, business and affairs of the Fund.

(c) You shall provide at least thirty (30) days prior written notice to the Trust of any change in the ownership or management of Princeton Fund Advisors, LLC, or any event or action that may constitute a change in control. You shall also provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Fund.

2. USE OF SUB-ADVISERS

You may delegate any or all of the responsibilities, rights or duties described above to one or more sub-advisers who shall enter into agreements with you, provided the agreements are approved and ratified (i) by the Board including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (ii) as required under interpretations of the 1940 Act by the SEC or its staff, by vote of the holders of a majority of the outstanding voting securities of the applicable Fund (unless the Trust has obtained an exemption from the provisions of Section 15(a) of the Act). Any such delegation shall not relieve you from any liability hereunder.

3. ALLOCATION OF CHARGES AND EXPENSES

You will pay the compensation and expenses of any persons rendering any services to the Trust who are directors, officers, employees, members or stockholders of your limited liability company and will make available, without expense to the Fund, the services of such of your employees as may duly be elected trustees or officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law. Notwithstanding the foregoing, you are not obligated to pay the compensation or expenses of the Trust’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with you. The compensation and expenses of any trustees, officers and employees of the Trust who are not directors, officers, employees, members or stockholders of your corporation or limited liability company will be paid by the Fund. You will pay all advertising, promotion and other distribution expenses incurred in connection with the Fund’s shares to the extent such expenses are not permitted to be paid by the Fund under any distribution expense plan or any other permissible arrangement that may be adopted in the future.

The Fund will be responsible for the payment of all operating expenses of the Fund, including the compensation and expenses of any employees of the Trust and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and registration of the Fund and its shares; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Fund; payment for portfolio pricing services to a pricing agent, if any; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares that the Fund is authorized to pay; and all other operating expenses not specifically assumed by you. The Fund will also pay costs associated with securities, commodities and other investments (including all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short) purchased for the Fund and any losses incurred in connection therewith, expenses of financing, holding or carrying Assets and other investment positions, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of any sub-adviser); freight and other charges in connection with the shipment of the Fund’s portfolio securities; salaries of shareholder relations personnel (subject to any limitations under the 1940 Act or exemptive relief therefrom); fees and expenses of the non-interested person Trustees and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto.

The Fund shall reimburse the Adviser and any sub-adviser for any expenses of the Fund as may be reasonably incurred by the Adviser or any sub-adviser on behalf of the Fund. Without limiting the generality of the foregoing sentence, the Fund’s allocated portion of the following expenses incurred by the Adviser or a sub-adviser in connection with the services provided to the Fund pursuant to this Agreement shall be considered Fund expenses for purposes of the foregoing sentence: (i) investment and investment-related expenses paid to third parties in connection with identifying, sourcing, evaluating, valuing, structuring (including, without limitation, tax and legal structuring) researching, conducting diligence on, monitoring, servicing, maintaining, acquiring, disposing of, or restricting investments (and potential investments), which shall include investment-related litigation expenses, investment-related travel expenses, the allocated portion of the expense of internal legal counsel of the Adviser or a sub-adviser, and research and research-related expenses, including the allocated costs of financial and research databases, market, news and other data services (such as Bloomberg), surveys, licenses, subscriptions and publications and (ii) any legal or other expenses paid to third parties by the Adviser or a sub-adviser in connection with the foregoing, or in connection with the organization of the Fund. The Adviser and any sub-adviser shall keep and supply to the Trust reasonable records of all such expenses. For purposes of the foregoing rights to expense reimbursement by the Fund, any sub-adviser to which you have delegated any or all of your responsibilities, rights or duties pursuant to Section 2 hereof shall be a third party beneficiary of such expense reimbursement obligations.

In addition to the foregoing, you may obtain reimbursement from the Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

4. COMPENSATION OF THE MANAGER

For all of the services to be rendered as provided in this Agreement, on the last business day of each month, the Fund will pay you an amount equal to 185 basis points per annum of the Fund’s average daily net assets for such month (the “Management Fee”). The Management Fee is paid to the Adviser out of the Fund’s assets and, therefore, decreases the net profits or increases the net losses of the Fund. For purposes of determining the Management Fee payable to the Adviser for any month, net asset value is calculated as described below. Your fee will be prorated for any period of less than a month based on the number of days in such period.

The net asset value of the Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required. If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

5. EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account, as needed, with brokers or dealers selected by you, subject to review of this selection by the Board of Trustees from time to time. You will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which you exercise investment discretion. You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your overall responsibilities with respect to the Fund and to accounts over which you exercise investment discretion. The Fund and you understand and acknowledge that, although the information may be useful to the Fund and you, it is not possible to place a dollar value on such information. The Board of Trustees shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

A broker’s or dealer’s sale or promotion of Fund shares shall not be a factor considered by your personnel responsible for selecting brokers to effect securities transactions on behalf of the Fund. You and your personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund’s portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from the Fund’s portfolio transactions through such broker or dealer. However, you may place Fund portfolio transactions with brokers or dealers that sell or promote shares of the Fund provided the Board of Trustees has adopted policies and procedures under Rule 12b-1(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the Act, and other applicable law, you, any of your affiliates or any affiliates of your affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you give any advice to your clients concerning the shares of the Fund, you will act solely as investment counsel for such client and not in any way on behalf of the Fund.

6. PROXY VOTING

You will vote or elect not to vote (as permitted by your proxy voting policy) all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Fund and in accordance with your proxy voting policy established in compliance with current applicable rules and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act. You agree to provide a copy of your proxy voting policy, and any amendments thereto, to the Trust. The authority in this Section 6 may be delegated to a sub-adviser consistent with Section 2 hereof subject to compliance with the conditions in this Section 6.

7. CODE OF ETHICS

You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Board of Trustees of the Trust a written report that describes any issues arising under the code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

8. SERVICES NOT EXCLUSIVE/USE OF NAME

Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Fund.

The Trust and you acknowledge that all rights to the name “Ellington Income Opportunities Fund” or any variation thereof belong or are licensed to you, and that the Trust is being granted a limited non-exclusive sub-license to use such words in its Fund name or in any class name. In the event you cease to be the adviser to the Fund, the Trust’s right to the use of the name “Ellington Income Opportunities Fund” shall automatically cease on the ninetieth day following the termination of this Agreement. The right to the name may also be withdrawn by you during the term of this Agreement upon ninety (90) days written notice by you to the Trust. Nothing contained herein shall impair or diminish in any respect, your right to use the name “Ellington Income Opportunities Fund” in the name of, or in connection with, any other business enterprises with which you are or may become associated. There is no charge to the Trust for the right to use this name.

9. LIMITATION OF LIABILITY OF MANAGER AND INDEMNIFICATION

(a) You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither you nor your affiliates, directors, officers, employees, shareholders, members, partners, managers and agents (“Affiliates”) and each person, if any, who within the meaning of the Securities Act of 1933, as amended, controls you (“Controlling Persons”), of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

(b) Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

(c) The Adviser shall indemnify the Trust from any liability and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which the Trust may sustain as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, including, without limitation, the federal and state securities laws. Unless otherwise obligated under applicable law, the Adviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

The Trust shall indemnify the Adviser and any sub-adviser to which you have delegated any or all of your responsibilities, rights or duties pursuant to Section 2 hereof and their respective Affiliates and Controlling Persons for any liability and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which the Adviser or any sub-adviser to which you have delegated any or all of your responsibilities, rights or duties pursuant to Section 2 hereof and their respective Affiliates and Controlling Persons may sustain as a result of the Trust’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, including, without limitation, the federal and state securities laws. Unless otherwise obligated under applicable law, the Trust shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement. For purposes of the foregoing, any sub-adviser to which you have delegated any or all of your responsibilities, rights or duties pursuant to Section 2 hereof shall be a third party beneficiary of the Trust’s indemnification obligation referred to in this paragraph (c) and the indemnification rights of any sub-adviser provided for hereunder shall not be amended, waived, modified or in any way altered without the prior written consent of such sub-adviser.

(d) The Adviser shall not be liable to the Trust for acts of the Adviser which result from acts of the Trust, including, but not limited to, a failure of the Trust to provide accurate and current information with respect to any records maintained by the Trust, which records are not also maintained by or otherwise available to the Adviser upon reasonable request.

The Trust shall not be liable to the Adviser for acts of the Trust which result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Adviser upon reasonable request.

10. INSURANCE COVERAGE

At all times during the term of this Agreement, upon request, you will provide the Trust with proof of any errors and omission coverage carried by Princeton Fund Advisors, LLC.

11. DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall become effective on the date the Fund commences investment operations, provided that this Agreement will not take effect unless it has first been approved (i) by a vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Fund. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date the Fund commences investment operations. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a majority of the outstanding voting securities of the Fund or by vote of the Trust’s Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. If a fund is added pursuant to an Exhibit executed after the date of this Agreement as described above, this Agreement shall become effective with respect to that fund upon execution of the applicable Exhibit and shall continue in effect for a period of two years from the date thereof and from year to year thereafter, subject to approval as described above.

This Agreement may, on sixty (60) days written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board of Trustees, by a vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment.

12. AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the SEC or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

13. LIMITATION OF LIABILITY TO TRUST PROPERTY

The term “Ellington Income Opportunities Fund” means and refers to the Trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any series of the Trust, personally, but bind only the trust property of the Trust (and only the property of the applicable Fund), as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of applicable Fund) as provided in its Agreement and Declaration of Trust.

14. SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

15. BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, you agree that all records which you maintain for the Trust are the property of the Trust and you agree to surrender promptly to the Trust such records upon the Trust’s request. You further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act all records which you maintain for the Trust that are required to be maintained by Rule 31a-1 under the 1940 Act.

16. QUESTIONS OF INTERPRETATION

(a) This Agreement shall be governed by the laws of the State of Delaware.

(b) For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

17. NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust is 8000 Norman Center Drive, Suite 630, Minneapolis, MN 55437.

18. CONFIDENTIALITY

You agree to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Trust has approved the disclosure or (ii) such disclosure is compelled by law. In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. You agree that, consistent with your Code of Ethics, neither your nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.

19. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

21. CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract upon the date thereof.

[Signature page follows]

Yours very truly,

Ellington Income Opportunities Fund	ACCEPTANCE: Princeton Fund Advisors, LLC

By: /s/ John L. Sabre	By: /s/ Michael J. Sabre
John L. Sabre	Michael J. Sabre
Trustee and President	Chief Financial Officer
Date: October, 2018	Date: October, 2018